UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 31, 2007

ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15373 (Commission File Number)	43-1706259 (IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(314)725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

     Item 1.01 Entry into Material Definitive Agreement.

     On December 31, 2007, Enterprise Financial Services Corp. (“Enterprise”) acquired all of the outstanding membership interests of Millennium Brokerage Group, LLC (“Millennium”), pursuant to a Membership Interest Purchase Agreement (Second Closing) (the “New Purchase Agreement”) dated December 31, 2007 by and among Enterprise, Millennium, Millennium Holding Company, Inc., a direct wholly-owned subsidiary of Enterprise (“MHC”), Millennium Holdings, LLC (“MBG Holdings”) and the other parties to the Original Purchase Agreement (as defined below).

     MHC originally acquired sixty percent of the membership interests of Millennium in October 2005 pursuant to a Membership Interest Purchase Agreement (the “Original Purchase Agreement”) dated October 13, 2005. Pursuant to the New Purchase Agreement, MHC has acquired the remaining forty percent membership interests from MBG Holdings and is now the sole member of Millennium.

     The Original Purchase Agreement provided for Enterprise’s staged acquisition of the remaining forty percent interest in Millennium at two closings, one to occur in March 2008 and the other in March 2010. The New Purchase Agreement amends the Original Purchase Agreement by providing for MHC’s immediate acquisition of the remaining forty percent interest in Millennium.

     The New Purchase Agreement also modifies the consideration specified in the Original Purchase Agreement for the remaining forty percent interest. The aggregate consideration for the remaining forty percent membership under the New Purchase Agreement interest will be between One Million Five Hundred Thousand Dollars ($1,500,000.00) and Nine Million Five Hundred Thousand Dollars ($9,500,000.00). At the closing of the New Purchase Agreement, MHC paid a down payment on the acquired membership interest to MBH Holdings in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) in cash. The New Purchase Agreement also provides for an earnout pursuant to which Enterprise will pay MBG Holdings additional purchase consideration of up to Eight Million Dollars ($8,000,000.00) if Millennium produces minimum levels of Pre-Tax Income (as defined in the New Purchase Agreement) during 2008, 2009, 2010 and 2011. The earnout provision provides that Enterprise will pay MBG Holdings annual earnout payments of up to Two Million Dollars ($2,000,000.00) per year for each of 2008, 2009, 2010 and 2011 if Millennium achieves specified threshold levels of Pre-Tax Income in such respective years. The threshold and benchmark levels of Pre-Tax Income increase each year and the earnout payment for each year is determined based on Millennium’s performance for such year only. If the threshold earnout level for a year is not met, Enterprise will not be required to pay any additional consideration to MBG Holdings with respect to such year. All earn out payments by Enterprise will be in a combination of cash and Enterprise’s common stock, as described in Item 3.02 below.

     Under the New Purchase Agreement, certain employees of Millennium will be entitled to cash payments if Enterprise is subject to a Change of Control (as defined in the New Purchase Agreement) before December 31, 2011 and Millennium has at that time, on a cumulative basis, produced Pre-Tax Income equal to the cumulative thresholds for the earnout period through the date of the Change of Control. The aggregate change of control payments will not exceed One Million Dollars ($1,000,000.00) and each employee’s receipt of a change of control payment requires that such employee remain in the employ of the surviving company for up to three years after the Change of Control.

     The foregoing description of the transactions contemplated by the New Purchase Agreement is qualified in its entirety by reference to the New Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Section 3 – Securities and Trading Markets

     Item 3.02 Unregistered Sales of Equity Securities.

     Pursuant to the New Purchase Agreement, Enterprise may, in its discretion issue shares of its common stock as partial payment of any earnout consideration owed to MBG Holdings. If the earnout thresholds are achieved by Millennium and Enterprise elects to pay part of the earnout payments in the form of shares of its common stock, such shares will be valued at the average closing price during the period of thirty trading-days ending three days prior to the applicable earnout payment. The number of shares of Enterprise’s common stock to be issued in an earnout payment, if any, may be determined by Enterprise in its discretion, but with respect to each such payment may not exceed seventy percent (70%) of the consideration in such payment.

     All such shares will be issued by Enterprise in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933. The issuance and sale of the shares will be undertaken without general solicitation or advertising. Each recipient of shares will represent to Enterprise that, among other things, such person is acquiring the shares for investment purposes only and not with a view toward public distribution. As a result, the shares will be “restricted securities” and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Certificates evidencing the shares will contain a legend stating the same.

Section 7 – Regulation FD

     Item 7.01 Regulation FD Disclosure.

     On January 7, 2008, the Company issued a press release announcing the execution of the New Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

     Item 9.01 Financial Statements and Exhibits.

(a)     Not applicable.

(b)     Not applicable.

(c)     Exhibits

2.1	Membership Interest Purchase Agreement (Second Closing), dated December 31, 2007, by and among Enterprise Financial Services Corp. (“Enterprise”), Millennium Brokerage Group, LLC, (“Millennium”), all of the members of Millennium (collectively, the “Sellers”), Millennium Holding Company, Inc., a direct wholly-owned subsidiary of Enterprise (“MHC”), and Millennium Holdings (“MBG Holdings”).

99.1	Text of Press Release, dated January 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP.

By:

Date: January 7, 2008		/s/ Frank H. Sanfilippo
Frank H. Sanfilippo
Executive Vice President and Chief
Financial Officer